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                                                                     Exhibit 8.1







                                  July 10, 2002

Atlas Pipeline Partners, L.P.
311 Rouser Road
Moon Township, PA 15108

         RE: Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Atlas Pipeline Partners, L.P. (the "Partnership") relating to the registration of the offering and re-sale by the selling unitholders named therein (the "Offering") of 108,159 common units representing limited partner interests in the Partnership (the "Common Units"). In connection therewith, we prepared the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement.

         The Discussion, subject to the qualifications stated herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Common Units pursuant to the Offering.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.


                                             Very truly yours,



                                             /s/ Ledgewood Law Firm, P.C.
                                             ----------------------------
                                             LEDGEWOOD LAW FIRM, P.C.